Special Meeting of Shareholders (unaudited)

A special meeting of shareholders of the West Coast
Equity Fund (formerly known as Growth Fund of the
Northwest) series of WM Trust I was convened on February 1, 2002, at which shareholders approved the amendment to the Fund's investment objective as described in the Prospectus/Proxy Statement.


			Affirmative      Against      Abstained    Total
Voted Shares   		15,251,396.937   472,992.915  159,157.007 15,883,546.859
% of Outstanding Shares 58.463%		 1.814%	      .610%       60.887%
% of Shares Voted	96.020%		 2.978%      1.002%       100.000%